Exhibit 99.1

123 South Front Street, Memphis, TN 38103 Phone (901) 495-6500

News:

For immediate release

Postl to Leave AutoZone Board

Memphis, Tenn. (August 16, 2005) – AutoZone, Inc. (NYSE:AZO) today announced the resignation of James J. Postl as a member of the company’s Board of Directors. Mr. Postl has been a Director since 2003 and previously chaired the board’s Audit Committee.

In making the announcement, J. R. Hyde, III, Chairman of the Board, said, “Jim has accepted a leadership position with a nonprofit agency in his hometown of Houston and felt he could not devote the necessary time to our Board. He has made significant contributions to our company over the last two years and I wish him well in his future endeavors.”

About AutoZone:

As of May 7, 2005, AutoZone sells auto and light truck parts, chemicals and accessories through 3,505 AutoZone stores in United States and 73 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

Contact Information:

Media: Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com

Financial: Brian Campbell at 901 495-7005, brian.campbell@autozone.com